Media Contact:  Heather Wyse                   Analyst Contacts:  Carl Neun
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                                                                  Colin Slade
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                     Tektronix Announces Plan to Create Two
                              Independent Companies

-- Tektronix to Form Separate Measurement and Color Printing
   and Imaging Companies --
-- Will Sell or Seek Alliance for Video and Networking Division -- -- Company on Track With Announced Cost Reductions --

     WILSONVILLE, Ore., June 24, 1999 - Tektronix, Inc. (NYSE: TEK) today announced that its board of directors unanimously approved a plan that would result in the formation of two separate, publicly traded companies. One company will be comprised of Tektronix' Measurement Business Division (MBD); the other company will be comprised of Tektronix' Color Printing and Imaging Division
(CPID). In addition, Tektronix announced today that it intends to sell or find a strategic alliance for its Video and Networking Division, excluding the VideoTele.com business unit.

     Jerry Meyer, chairman and chief executive officer, said, "While Tektronix today is a leading designer, manufacturer and marketer of both measurement equipment and color printers for companies all over the world, fundamentally, color printing and measurement are two separate businesses, each with its own operational requirements, marketing strategies and competitive realities. Right now, both businesses compete for management focus and investment dollars. This plan will allow each business to concentrate on its strengths and to respond with greater flexibility and speed to the needs of its customers. The two companies, both leaders in their respective markets, will be financially strong. We believe that this plan will enable each business to pursue its optimal long-term strategy without the limitations necessarily imposed by a larger, more diverse company. We are also confident that we will sell or find a strategic partner for our video division and that it will continue to be a leading provider of operational equipment to the professional video and broadcast markets."

The New Measurement Company

     The new measurement company will retain the "Tektronix" name and be headquartered in Beaverton, Oregon. Tektronix' MBD had fiscal 1999 net sales of


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approximately $845 million and approximately 3,600 employees worldwide. MBD is a worldwide market leader in telecommunications test products, oscilloscopes, signal measurement and television test equipment.

     The new company would continue to capitalize on the growth opportunities in the computer, communications and video markets as these three markets converge. Tektronix' VideoTele.com business unit is now a part of MBD.

     Meyer continued, "Throughout our more than 50-year history, Tektronix' Measurement Business Division has enjoyed a strong and reliable brand name. MBD offers innovative products, including the fastest oscilloscopes in the world, that provide solutions in the rapidly-growing industries of communications equipment, computers and semiconductors."

The New Color Printing and Imaging Company

     The new color printing and imaging company, which has not yet been named, will be headquartered in Wilsonville, Oregon. CPID had fiscal 1999 net sales of approximately $725 million and approximately 2,100 employees worldwide. The new color printing and imaging company will continue to be a recognized market leader in business color printing. Building on more than 15 years of market-leading research and development, Tektronix color printers provide print solutions that are easy to use and affordable. CPID develops and markets the award-winning family of Phaser(R) color printers, which include color laser and solid ink technologies.

     Meyer added, "The new color printing and imaging company will have the advantage of being a market leader in desktop color printers. CPID will continue its history of developing innovative new products to address this rapidly growing market. Furthermore, we believe its large installed base will continue to generate substantial recurring revenues from the sale of consumables."

     Tektronix is considering an initial public offering (IPO) for approximately 15 percent of the new color printing and imaging company prior to the end of its current fiscal year. The remaining shares would be distributed, on a tax-free basis, to Tektronix shareholders at some time after the offering.

Management

     Upon completion of the separation of the two companies, Jerry Meyer will become chief executive officer of the new color printing and imaging company. Carl Neun, senior vice president and chief financial officer of Tektronix, will become chief executive officer of the new measurement company. Both Meyer and Neun will continue in their current positions at Tektronix until the spin-off is complete. Rick Wills, currently president of MBD, will become president

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of the new measurement company and Gerry Perkel, currently president of CPID, will become president of the new color printing and imaging company. The Company expects the separation of the businesses to have no significant impact on employment levels.

Video and Networking Division

     In addition, Tektronix intends to sell or find a strategic alliance for its Video and Networking Division (VND). The company's video business has operations in Grass Valley, California; Beaverton, Oregon; and around the world. Its products include the award-winning and market-leading Profile(R) video server product line.

     Meyer said, "VND just finished its strongest quarter of the year. We are close to two major product introductions, and we expect our new cost structure to help return the business to solid profitability."

Continued Cost Reductions and Reduced Capital Expenditures

     Tektronix is continuing on its plan, announced in November 1998, to eliminate $65 million in total annual operating expenses by September 1999. The company anticipates that the revenue opportunities of CPID and MBD, combined with the continued initiatives to reduce operating expenses, will allow the company to deliver improved operating margins and profitability during the next fiscal year.

     Any proceeds from the sale of the video division or other asset dispositions may be utilized to pay down outstanding debt or for other corporate purposes. Meyer noted that over the past several years, Tektronix has made significant investments in systems upgrades, facility renovations and manufacturing. With these improvements largely in place, capital expenditures are expected to be in the $70 million to $80 million range for fiscal 2000, down from $117 million in fiscal 1999 and $155 million for fiscal 1998.

J.P. Morgan & Co. is acting as a financial advisor to Tektronix.

About Tektronix

     Tektronix is a portfolio of measurement, color printing and video and networking businesses dedicated to applying technology excellence to customer challenges. Tektronix is headquartered in Wilsonville, Oregon, and has operations in 26 countries outside the United States. Founded in 1946, the company had revenues of approximately $1.9 billion in fiscal 1999.

Forward Looking Statement

     Statements and information in this press release that relate to future results and the strategic restructuring plan are based on the company's current

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expectations. They constitute forward-looking statements subject to a number of risk factors that could cause actual results to differ materially from those currently expected or desired.

     Risk factors include, but are not limited to: the ability of Tektronix to successfully separate and operate the MBD and CPID businesses and complete the strategic restructuring plan; the potential disruption in the company's business and to its employee base during this process; risks that the initial public offering and the subsequent distribution of stock to Tektronix shareholders will not be feasible or will not be successfully consummated; and risks that the company will be unable to find a strategic partner for its Video and Networking Division.

     Tektronix has other risk factors in its business, including but not limited to: the company's ability to successfully implement the strategic direction and restructuring actions announced in fiscal 1999, including reducing its expenditures; the effects of year 2000 compliance issues; the timely introduction of new products scheduled during the current year, which could be affected by engineering or other development program slippage, the ability to ramp up production or to develop effective sales channels; customers' acceptance of and demand for new products; changes in the regulatory environment affecting the transition to high-definition television within the time frame anticipated by the company; the significant operational and strategic uncertainties the company faces within the Video and Networking Division; worldwide economic and business conditions in the electronics industry, including the continuing effects of the Asian economic crisis and its secondary effects on demand of the company's products; competitive factors, including pricing pressures, technological developments and new products of competitors; and other risk factors listed from time-to-time in the company's Securities and Exchange Commission reports, including but not limited to the quarterly reports on Form 10-Q and the annual reports on Form 10-K and press releases.